FOR IMMEDIATE RELEASE                             Contact: Gavin Anderson & Co.
                                                           Robert Mead
                                                           212.515.1960

                                                           Joel Weiden
                                                           212.515.1970

                THE WARNACO GROUP NAMES ANTONIO ALVAREZ CEO



NEW YORK - November 16, 2001 - The Warnaco Group, Inc. (OTC: WACGQ.OB) today announced that Antonio C. Alvarez, Jr. has been named Chief Executive Officer and Stuart D. Buchalter has been elected Chairman of Warnaco's Board of Directors effective immediately.

Alvarez, who joined Warnaco in May 2001 to serve as the Company's Chief Restructuring Officer, has extensive experience in financial and operational restructurings. As founding partner of the turnaround firm Alvarez & Marsal, Alvarez has served as a chief executive officer or chief restructuring officer in a number of troubled companies across a wide variety of industries.

Alvarez succeeds Linda Wachner, Chief Executive Officer since 1987 and Chairman of Warnaco since 1991, who is leaving the Company to move toward new business ventures. During Wachner's tenure, Warnaco built the best brands in the apparel business.

Harvey Golub, Chairman of the Restructuring Committee of Warnaco's Board of Directors, said, "With Warnaco's restructuring process firmly underway, the Board believes that now is the right time for a change in leadership. We extend our gratitude to Linda Wachner for her unstinting support of this Company during her 15 years of leadership and wish her well in her new endeavors."

Stuart Buchalter added: "In addition to leading the restructuring effort thus far, Tony has demonstrated a real grasp of Warnaco's businesses and has earned the respect and support of our creditors, licensors and employees. We have great confidence in his ability to successfully turn Warnaco around and complete a successful reorganization."

As previously announced, on June 11, 2001, Warnaco filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in order to facilitate its operational turnaround and financial restructuring. Since the filing, Warnaco has obtained $600 million in debtor in possession (DIP) financing; implemented extensive cost cutting measures, including $32 million in reductions in corporate costs; made substantial progress towards completion of business plan reviews that will serve as the basis for a consensual restructuring plan; obtained a 120-day extension of the exclusivity period in order to facilitate development of such a plan; and identified six business units for likely sale.

Alvarez said, "Our immediate goal has been to stabilize our core operations. It is clear from our comprehensive assessment of the business that with an incredible collection of brands and tremendous relevance in the marketplace, Warnaco has a core of significant potential value. It is in the best interests of the Company, our employees, customers, licensees and business partners and our vendors, as well as our creditors, to focus on maximizing that value."

The Company said that it plans further operational changes to realign the business into three key product groups- Sportswear, Intimate Apparel and Swimwear. The Company is in the process of recruiting new senior management to lead these key groups.

Alvarez added: "We are looking at all strategic alternatives, ranging from a stand-alone restructuring of what we determine to be our "core" businesses, to the sale of more assets or possibly even the entire company. Whatever course of action we ultimately choose, my first priority as CEO is to make certain that we continue to improve the operating performance of our business. Our ability to successfully execute our business plans and focus on our customers will greatly enhance our efforts to develop a plan of reorganization that attracts the support of our creditors."

The Warnaco Group, Inc., headquartered in New York, is a leading manufacturer of intimate apparel, menswear, jeanswear, swimwear, men's and women's sportswear, better dresses, fragrances and accessories sold under such brands as Warner's(R), Olga(R), Van Raalte(R), Lejaby(R), Bodyslimmers(R), Izka(R), Chaps by Ralph Lauren(R), Calvin Klein(R) men's and women's underwear, men's accessories, and men's, women's, junior women's and children's jeans, Speedo(R)/Authentic Fitness(R) men's, women's and children's swimwear, sportswear and swimwear accessories, Polo by Ralph Lauren(R) women's and girls' swimwear, Oscar de la Renta(R), Anne Cole Collection(R), Cole of California(R) and Catalina(R) swimwear, A.B.S. (R) Women's sportswear and better dresses and Penhaligon's(R) fragrances and accessories.

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